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ValueVision Media, Inc.

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On May 12, 2014, ValueVision Media, Inc. (the “Company”) issued a press release containing a letter to the Company’s shareholders updating them on certain developments and urging them to vote for the Company’s director nominees at the Company’s 2014 Annual Meeting of Shareholders. The letter is being mailed to the Company’s shareholders. A copy of the press release is set forth below.

For Immediate Release

VALUEVISION MAILS LETTER TO SHAREHOLDERS

MINNEAPOLIS, MN – MAY 12, 2014 – ValueVision Media, Inc. (NASDAQ: VVTV) (“ValueVision”), a multichannel electronic retailer via TV, Internet and mobile, today mailed a letter to its shareholders regarding the slate of nominees and proposals to be put forth by Clinton Group and its affiliates (“Clinton”) at ValueVision’s 2014 Annual Meeting of Shareholders.

The full text of the letter from Randy Ronning, Chairman of the Board, is below:

May 12, 2014

Dear Fellow ValueVision Shareholder:

At ValueVision’s upcoming Annual Meeting of Shareholders, which will be held on June 18, 2014, you will be asked to make an important decision regarding the future of your Company.

Clinton Group (“Clinton”), a hedge fund that appears to beneficially own approximately 4% of ValueVision shares, and that holds only partially disclosed derivative positions, has launched a proxy contest in an attempt to take control of 75% of the seats on ValueVision’s Board of Directors. Your vote is important in this election and we urge you to be sure to vote so that your voice is heard at this year’s Annual Meeting.

SHAREHOLDERS HAVE A CLEAR CHOICE:

•	Elect ValueVision’s highly qualified and experienced director nominees to support the continued successful execution of ValueVision’s strategy for creating lasting and sustainable growth for all shareholders.

•	Reject Clinton’s campaign to take control of the Company without paying for it, and with no clear strategy to deliver shareholder value.

ValueVision’s Board has the demonstrated strength, diversity, experience and qualifications to provide effective and independent oversight and direction to the Company. ValueVision’s Board consists of eight highly qualified directors, seven of whom are independent and all of whom possess substantial industry and public company expertise. Each member of your Board is committed to delivering superior results and serving the best interests of ALL ValueVision shareholders.

Clinton is seeking to take control of the ValueVision Board. Rather than paying for control by acquiring additional shares, Clinton has actually reduced its beneficial ownership in ValueVision shares by almost 40% during the course of its campaign.

Your Board of Directors urges you, our valued shareholders, to protect the value of your investment by voting the WHITE proxy card to elect the Company’s highly qualified and experienced nominees.

YOUR BOARD AND MANAGEMENT TEAM’S STRATEGY IS

DELIVERING IMPROVED FINANCIAL RESULTS AND

DRIVING SHAREHOLDER VALUE

Since the appointment of Keith Stewart, who has over 21 years of multichannel retailing experience, as Chief Executive Officer in January 2009, ValueVision’s share price has increased by approximately 869% from $0.52 to $5.04, the closing share price on May 9, 2014. An investment in ValueVision is worth more than three times as much as an investment in the Russell 2000 index over the same period.

Mr. Stewart’s initial mandate as CEO was to execute a turnaround of ValueVision, which at that time had an uncertain future. We believe real progress has been made and continues to be made to position the Company for the future. ValueVision’s management team, working closely with the Board of Directors, has:

•	Significantly diversified and broadened its merchandise offerings;

•	Reduced the average selling price to enable customer growth;

•	Dramatically improved the customer experience and satisfaction levels;

•	Streamlined company-wide operations;

•	Enhanced fulfillment and customer service capabilities;

•	Improved the quality of the Company’s TV distribution footprint while significantly reducing the cost; and

•	Enhanced the stability and flexibility of ValueVision’s balance sheet, resulting in stronger financial performance.

We have provided clear financial and operating metrics by which shareholders can measure the progress of the turnaround. Units shipped have doubled as ValueVision has increased its household penetration and purchase frequency. For fiscal year 2013 as compared to fiscal year 2008, net units shipped increased by 132% from three million to seven million. Over the same period, by lowering the average price point of our merchandise by 54%, we have broadened the appeal of our product offerings across 86 million U.S. homes reached via television and via our online and mobile digital store front, achieving industry leading Internet sales penetration.

In addition, distribution costs of our national footprint of cable and satellite homes decreased to $1.07 per home in fiscal 2013 versus $1.72 per home in fiscal 2008. The Company has also improved the productivity of its national distribution footprint by optimizing its network through lower channel positions, the addition of second channels and better adjacencies. Moreover, our Adjusted EBITDA was $18 million in fiscal 2013 versus a loss of $51 million in fiscal 2008. We have achieved a 49% reduction in transaction costs per shipped unit during that timeframe.

Trailing 12 month total active customers increased significantly to 1,360,000 in fiscal 2013 versus 754,000 in fiscal 2008. Finally, in 2013, we successfully transitioned the Company’s consumer brand to ShopHQ from ShopNBC, and we are now building our own unique and compelling brand.

ValueVision is now well positioned to deliver long-term, sustainable growth and profitability. During our fourth quarter 2013 financial results issued on March 5, 2014, we announced the seventh consecutive quarter of sales growth and positive adjusted EBITDA. We believe this strong momentum is a direct result of our strategy and vision to drive continued improvement in our top and bottom line financial performance, and our focus on creating a customer experience and shopping destination that supports the continued expansion of our growing customer base of more than 1,360,000 customers.

VALUEVISION IS POSITIONED FOR SCALABLE GROWTH, FOCUSED

ON OUR FOUR POINT STRATEGY

•	Broaden and Diversify Merchandise Mix With Compelling Product: We have increased our investment in our core and emerging product categories, including upscale, luxury, proprietary and national brands. By expanding and diversifying our product mix, our goal is to attract, retain and increase the purchase frequency of new and active customers and to improve our household penetration.

•	Expand and Optimize TV Distribution: ValueVision operates a unique and scalable multichannel retail platform with a highly leverageable fixed cost base. We continually seek to improve our channel positioning and adjacencies through lower channel positions along with the addition of second channels to make our network easier to find for customers.

•	Be a Watch & Shop Anytime, Anywhere Experience: In keeping pace with consumer shopping behavior, we continue to grow our internet and mobile business with expanded product assortments and internet-only merchandise offerings. In addition, we have enhanced the content and functionality of our Internet, mobile and social media channels to attract and retain more customers. We launched a new iPad shopping app in the third quarter of 2013 and enhancements to our Android and iPad apps were deployed in fourth quarter of 2013. We have seen strong growth in sales from mobile devices and smart phones as a percentage of total revenue, and continue to achieve industry leading Internet sales penetration. Our digital strategy enables our customers to conveniently watch the broadcast, browse, and purchase product as well as share their thoughts on ShopHQ products and presentations. We believe this experience inspires shopping, builds community, and provides consistency across all channels.

•	Grow Customer Base, Purchase Frequency and Retention: Our broader product offerings, lower average price point and improved channel positioning have helped us attract new customers and increase purchase frequency of existing customers. We aim to continue this trajectory by enhancing our customer experience through a variety of investments in technology, systems and improved customer service policies.

CLINTON HAS PRESENTED NO DETAILED PLAN TO ACCELERATE

VALUE CREATION

Clinton has yet to articulate a detailed strategy to improve upon the results that the ValueVision Board and management team have achieved. We have repeatedly asked Clinton to share its proposed strategy since Clinton began its public campaign to unseat ValueVision’s Board six months ago with a now abandoned solicitation for a Special Meeting. However, Clinton apparently does not have a strategy, or does not want to share its strategy before it gains control of the Board and removes ValueVision’s current Chief Executive Officer.

Clinton has provided shareholders with no concrete strategy to create value and the specific points they have raised are either already part of the Company’s existing strategy or have been considered (and rejected) within the context of the Company’s overall financial and operational circumstances. This may be a tacit acknowledgement that the Board and management team’s current strategy is the right strategy to enhance shareholder value. Either way, Clinton’s lack of compelling new ideas is further evidence that Clinton does not understand our business or industry. In contrast, ValueVision’s continued strong performance and improved metrics demonstrate that your Board and management team are successfully executing their strategy to deliver enhanced results and drive shareholder value.

Changing the majority of ValueVision’s Board Members and replacing the Company’s Chief Executive Officer would be very disruptive to the current momentum achieved by your Company, and it is particularly risky considering Clinton either has no strategy or wants you to support its actions without sharing with you what they would do differently, and why that would work better than the Company’s current strategy, which has resulted in seven successive quarters of growth.

CLINTON’S RECORD WITH VALUEVISION IS ONE OF

INDECISION AND INCONSISTENCY

Clinton has been emphatic in its demands for control of ValueVision’s Board; however, during the course of its campaign:

•	Clinton abandoned its Special Meeting demand and said it no longer advocated its own proposals. Without explanation or warning, after months of dialogue between ValueVision and Clinton, and after the Company incurred significant expense associated with preparing for and seeking SEC clearance of the proxy solicitation materials in connection with a special meeting called solely at Clinton’s request, Clinton announced that it no longer advocated the proposals it had previously put forth and would not take part in the meeting.

•	Clinton has sold a significant amount of ValueVision shares on numerous occasions during its campaign, without any explanation for these sales being offered to ValueVision shareholders. Shareholders should ask why Clinton has reduced its beneficial ownership in ValueVision stock by almost 40% during the time in which it has been attempting to take control of a majority of the seats on ValueVision’s Board.

•	Clinton has been inconsistent and “flip-flopped” on the nominees it is advocating to be placed on the ValueVision Board. As recently as three months ago, Clinton was still proposing Dorrit M. Bern and Melissa B. Fisher as nominees “critical” to the future success of ValueVision, yet weeks later, these nominees were suddenly swapped out for others.

•	Clinton has never indicated who they would name as CEO of the Company. This vacuum of proposed leadership is a significant gap in Clinton’s analysis and strategy of its interests in ValueVision.

Given that Clinton has already significantly sold down its ownership in ValueVision, shareholders should question whether Clinton is investing for the long-term, or whether it may decide that its own best interests are served by selling the rest of its holdings in ValueVision, whatever the outcome of the proxy contest Clinton has initiated.

YOUR BOARD HAS MADE EFFORTS TO WORK CONSTRUCTIVELY

WITH CLINTON

The ValueVision Board and management team are open to listening to and considering the views of all shareholders and have engaged in numerous discussions with Clinton regarding its various (and inconsistent) proposals. Because we value the views of ALL our shareholders, ValueVision scheduled – and filed a preliminary proxy statement for – a March 14, 2014 Special Meeting of Shareholders for the sole purpose of providing shareholders with an opportunity to vote on Clinton’s proposals. Importantly, that offer was made despite ValueVision having no legal obligation to call or hold such a meeting.

We also attempted, on numerous occasions, to reach a settlement agreement with Clinton in order to avoid the expense and business and operational distraction of a proxy contest. However, we were unable to reach such an agreement despite the compromises we offered.

ValueVision is encouraged by the support the Company has received from shareholders in connection with Clinton’s Special Meeting request and looks forward to continuing its dialogue with shareholders, including at the 2014 Annual Meeting.

VALUEVISION’S BOARD AND MANAGEMENT TEAM ARE COMMITTED TO ACTING IN THE BEST INTERESTS OF ALL SHAREHOLDERS

Your Nominating and Corporate Governance Committee regularly reviews the composition of the Board to ensure that it is composed of both engaged and dedicated directors who have a broad range of relevant experience. The regularity with which the Board is refreshed is indicated by the current average director tenure on the Board of just three and one-half years. Therefore, in response to the proposed nominees from Clinton, ValueVision formed a separate Special Nominating Committee to specifically, and on an expedited basis, review the qualifications of such nominees as well as seek to further strengthen the Board by adding independent directors to ensure we have the best leadership to oversee the successful execution of our strategy.

As a result, in March 2014, we announced the appointment of two new independent directors: Landel C. Hobbs and Lowell W. Robinson.

Mr. Hobbs brings 18 years of experience in the media and telecommunications sectors, including financial, strategic and operational leadership roles. Most recently, Mr. Hobbs was Chief Operating Officer of Time Warner Cable, where he led a major operational reorganization. While at Time Warner, Mr. Hobbs relaunched Time Warner’s commercial line of business in 2009, and was responsible for Time Warner Cable’s rebranding efforts and its creation of proprietary customer segmentation, pricing architecture and yield management, which are designed to maximize profits through the understanding, anticipation and influence of consumer behavior and demand trends.

Mr. Robinson brings extensive public company experience and a deep understanding of the Internet, media, consumer and retail industries. In his career, Mr. Robinson has held senior global financial leadership positions at Citigroup Inc. and Kraft Foods. He also has served as a director on the Board of several public companies, including The Jones Group and International Wire Group, Inc. In addition, Mr. Robinson has been Chief Financial Officer of several public companies and has provided transformational management at both board and operational levels.

Furthermore, in March 2013, we appointed Ms. Jill Botway as an independent director. Since 2012 Ms. Botway has served as Executive Vice President and Director of Sales and Marketing for Specific MediaMySpace, a multiplatform digital media company. In addition, from 2009 to 2010, Ms. Botway was Chief Executive Officer of WMI Inc., a multiplatform media services company and since 2010 she has been a Managing Member at private equity firm Cavu Holdings LLC. From 2005 to 2009, Ms. Botway was President of Omnicom Media Group U.S. Strategic Business Units. Before joining Omnicom Ms. Botway held various executive positions with media companies and practiced as an attorney.

All of ValueVision’s Board members were carefully selected by your Nominating and Corporate Governance Committee following a thorough review of their qualifications and were overwhelmingly re-elected at the June 2013 Annual Meeting of Shareholders with recommendations for their re-election from proxy advisory services firms such as ISS and Glass Lewis, with the exception of Mr. Hobbs and Mr. Robinson, who were appointed to the Board after the June 2013 Annual Meeting.

PROTECT YOUR INVESTMENT - VOTE THE WHITE PROXY CARD TODAY

We urge you to protect your investment by voting the enclosed WHITE proxy card today “FOR” all of ValueVision’s nominees.

Your vote is extremely important, no matter how many or how few shares you own. We urge you to vote today by telephone, online or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided. Please do not return or otherwise vote any Gold proxy card sent to you by the dissident group.

On behalf of the Board of Directors and management team, we appreciate the continued support of ValueVision shareholders as we build value together.

Sincerely,

Randy Ronning
Chairman of the Board

Advisors

Jefferies LLC is acting as financial advisor and Simpson Thacher & Bartlett LLP and Barnes & Thornburg LLP are acting as legal advisors to ValueVision.

Your Vote Is Important, No Matter How Many Or How Few Shares You Own

If you have questions about how to vote your shares, or need additional assistance,

please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders Call Toll-Free: (888) 750-5834

Banks and Brokers May Call Collect: (212) 750-5833

REMEMBER:

We urge you NOT to sign any Gold proxy card sent to you by Clinton. If you have already done so, you have every right to change your vote by signing, dating and returning the enclosed WHITE proxy card TODAY in the postage-paid envelope provided. If you hold your shares in Street-name, your custodian may also enable voting by telephone or by Internet – please follow the simple instructions provided on your WHITE proxy card.

About ValueVision Media

ValueVision Media, Inc. is a multichannel retailer that enables customers to shop and interact via TV, phone, Internet and mobile in the merchandise categories of Home & Consumer Electronics, Beauty, Health & Fitness, Fashion & Accessories, and Jewelry & Watches. ValueVision transitioned its consumer brand to ShopHQ from ShopNBC in fiscal 2013. ValueVision’s television network reaches over 86 million cable and satellite homes and is also available nationwide via live streaming at www.shophq.com. Please visit www.shophq.com/ir for more investor information.

Forward-Looking Information

This release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. These statements are based on management’s current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer preferences, spending and debt levels; the general economic and credit environment; interest rates; seasonal variations in consumer purchasing activities; the ability to achieve the most effective product category mixes to maximize sales and margin objectives; competitive pressures on sales; pricing and gross sales margins; the level of cable and satellite distribution for our programming and the associated fees; our ability to establish and maintain acceptable commercial terms with third-party vendors and other third parties with whom we have contractual relationships, and to successfully manage key vendor relationships; our ability to manage our operating expenses successfully and our working capital levels; our ability to remain compliant with our long-term credit facility covenants; our ability to successfully transition our brand name; the market demand for television station sales; our management and information systems infrastructure; challenges to our data and information security; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting our operations; significant public events that are difficult to predict, or other significant television-covering events causing an interruption of television coverage or that directly compete with the viewership of our programming; and our ability to obtain and retain key executives and employees. More detailed information about those factors is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. The Company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Important Information

This release may be deemed to be solicitation material in respect of the solicitation of proxies from shareholders in connection with one or more meetings of the Company’s shareholders, including the Company’s 2014 Annual Meeting of Shareholders. On May 9, the Company filed with the Securities and Exchange Commission (“SEC”) a proxy statement and a WHITE proxy card in connection with the Company’s 2014 Annual Meeting of Shareholders. The Company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Company’s 2014 Annual Meeting of Shareholders. Information concerning the interests of these directors and executive officers in connection with the matters to be voted on at the Company’s 2014 Annual Meeting of Shareholders is included in the proxy statement filed by the Company with the SEC in connection with such meeting. In addition, the Company files annual, quarterly and special reports, proxy and information statements, and other information with the SEC. Any proxy statement for the 2014 Annual Meeting of Shareholders is available, and any other relevant documents and any other material filed with the SEC concerning the Company will be, when filed, available, free of charge at the SEC website at http://www.sec.gov. SHAREHOLDERS ARE URGED TO READ CAREFULLY ANY SUCH PROXY STATEMENT FILED BY THE COMPANY AND ANY OTHER RELEVANT DOCUMENTS FILED WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION WITH RESPECT TO PARTICIPANTS.

Contacts

Media:

Dawn Zaremba

ShopHQ

dzaremba@shophq.com

(952) 943-6043 O

Tim Lynch / Jed Repko

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

Investors:

David Collins / Eric Lentini

Catalyst Global LLC

vvtv@catalyst-ir.com

(212) 924-9800 O

(917) 734-0339 M

Arthur Crozier / Scott Winter / Jonathan Salzberger

Innisfree M&A Incorporated

(212) 750-5833